UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ADVOCAT INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	62-1559667

(State of Incorporation	(I.R.S. Employer
or Organization)	Identification Number)

7108 Crossroads Blvd., Suite 313, Brentwood, Tennessee	37027

(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of Each Exchange on which each class is to be registered

Preferred Stock Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None.

Item 1. Description of Registrant’s Securities to be Registered.

     Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission by Advocat Inc. (the “Company”) on March 29, 1995, as amended by that certain Form 8-A/A filed by the Company on December 7, 1998, (the “Form 8-A”). The Form 8-A relates to the preferred share purchase rights (the “Rights”) of the Company and the Amended and Restated Rights Agreement dated as of December 7, 1998 (the “Rights Agreement”), by and between the Company and SunTrust Bank, as Rights Agent, incorporated herein by reference as indicated on Exhibit 1. The Form 8-A is incorporated herein by reference.

     Effective as of March 19, 2005, the Company’s Board of Directors approved and adopted an amendment to the Rights Agreement, dated as of March 19, 2005 (the “Amendment”), a copy of which is attached hereto as Exhibit 2 and incorporated herein by reference.

     In the Amendment, the Company has decreased the Exercise Price of the Rights under the Rights Agreement to $15, extended the Expiration Date of the Rights under the Rights Agreement to March 20, 2010, and updated the notice provision for SunTrust Bank as the Rights Agent. The Rights Agreement otherwise remains unmodified.

     The foregoing discussion does not purport to be complete and is qualified in its entirety by reference to Exhibit 1 and Exhibit 2.

Item 2. Exhibits

Exhibit 1. Amended and Restated Rights Agreement, dated as of December 7, 1998, between Advocat Inc. and SunTrust Bank, filed with the Company’s Registration Statement on Form 8-A/A filed on December 7, 1998, and incorporated herein by reference.

Exhibit 2. Amendment No. 1 to Amended and Restated Rights Agreement, dated March 19, 2005, by and between Advocat Inc. and SunTrust Bank, as Rights Agent.

SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ADVOCAT INC.
By:	/s/ L. Glynn Riddle, Jr.
L. Glynn Riddle, Jr
Chief Financial Officer

Date: March 24, 2005

EXHIBIT INDEX

Number	Exhibit
1
Amended and Restated Rights Agreement, dated as of December 7, 1998, between Advocat Inc. and SunTrust Bank, filed with the Company’s Registration Statement on Form 8-A/A filed on December 7, 1998, and incorporated herein by reference.

2	Amendment No. 1 to Amended and Restated Rights Agreement, dated March 19, 2005, by and between Advocat Inc. and SunTrust Bank, as Rights Agent.